EXHIBIT 99.1

Universal Compression Holdings, Inc.
4444 Brittmoore Road

Houston, Texas 77041

NYSE: UCO

Contact:

David Oatman

Vice President, Investor Relations

713-335-7460

FOR IMMEDIATE RELEASE

TUESDAY, MAY 24, 2005

UNIVERSAL COMPRESSION REPORTS

FISCAL 2005 FOURTH QUARTER AND FULL YEAR RESULTS

RECORD ANNUAL REVENUE AND EBITDA, AS ADJUSTED

Houston, May 24, 2005 — Universal Compression Holdings, Inc. (NYSE: UCO), a leading provider of natural gas compression services, today reported a fiscal 2005 fourth quarter net loss of $4.5 million, or $0.14 per diluted share, including charges of $26.1 million on a pretax basis, or $0.53 per diluted share on an after-tax basis, related to debt extinguishment costs and $3.1 million on a pretax basis or $0.06 per diluted share on an after-tax basis  related to an asset impairment expense on a former fabrication facility.  Excluding these items, net income was $14.8 million, or $0.45 per diluted share.

The Company reported net income of $14.1 million, or $0.44 per diluted share, in the fiscal 2005 third quarter and $11.7 million, or $0.37 per diluted share, in the fiscal 2004 fourth quarter.  The fiscal 2004 fourth quarter results included a charge of $0.5 million on a pretax basis, or $0.01 per diluted share on an after-tax basis, related to debt extinguishment costs.  Excluding this item, fiscal 2004 fourth quarter net income was $12.0 million, or $0.38 per diluted share.

Revenue was a record $193.6 million in the fiscal 2005 fourth quarter compared to $192.7 million in the fiscal 2005 third quarter and $190.7 million in the fiscal 2004 fourth quarter.  EBITDA, as adjusted (as defined below), was $56.9 million in the fiscal 2005 fourth quarter compared to $61.0 million in the fiscal 2005 third quarter and $58.0 million in the fiscal 2004 fourth quarter.  EBITDA, as adjusted, for the recently completed fourth quarter included the $3.1 million fabrication facility impairment charge.

For the year ended March 31, 2005, net income was $33.6 million, or $1.04 per diluted share, including charges of $29.6 million on a pretax basis, or $0.61 per diluted share on an after-tax basis, related to debt extinguishment and asset impairment costs and a gain of $3.2 million on a pretax basis, or $0.07 per diluted share on an after-tax basis, related to the termination of interest rate swaps.  Excluding these items, the Company had record net income of $51.1 million, or $1.59 per diluted share, in fiscal 2005.  For the year ended March 31, 2004, net income was $30.8 million, or $0.98 per diluted share, including charges of $16.7 million on a pretax basis, or $0.34 per diluted share on an after-tax basis, related to debt extinguishment and

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facility consolidation costs.  Excluding these items, net income was $41.3 million, or $1.32 per diluted share, in fiscal 2004.

In fiscal 2005, revenues were $763.1 million and EBITDA, as adjusted, was $232.5 million, both records for the Company.  EBITDA, as adjusted, included the $3.1 million fabrication facility impairment charge.  Revenues were $688.8 million and EBITDA was $223.8 million in the prior year.

“We are pleased with our improved financial performance in fiscal 2005, which included an 11% increase in revenue and a 20% increase in earnings per share before debt extinguishment, asset impairment and facility consolidation costs, and gain on termination of interest rate swaps compared to the prior fiscal year.  We improved the utilization of our existing asset base while enhancing our overall market position by selectively expanding our contract compression fleet and extending our sales and service infrastructure abroad,” said Stephen A. Snider, Universal’s President and Chief Executive Officer.  “We have a positive outlook for fiscal 2006 due to continuing strong market conditions in the United States and international markets and the continued implementation of our focused business strategy.”

“In the fourth fiscal quarter we significantly lowered our ongoing interest expense and extended debt maturities by redeeming the outstanding $440 million of 8.875% senior notes with funding provided by our new credit facility,” added Michael Anderson, Universal’s Chief Financial Officer.  “We have a strong financial position and are well positioned to pursue attractive growth opportunities in our fiscal 2006 capital expenditure program, which is expected to be funded from internally generated sources.”

GUIDANCE

For the three months ending June 30, 2005, the Company expects revenues to be $190 million to $200 million and earnings per diluted share to be $0.48 to $0.52.  For the twelve months ending March 31, 2006, the Company expects revenues of $775 million to $800 million and earnings per diluted share of $2.05 to $2.20.  Capital expenditures, net of sale proceeds, are expected to be $125 million to $140 million in fiscal 2006, representing a modest increase over fiscal 2005 spending.

Conference Call

Universal will host a conference call today, May 24, 2005 at 10:00 am Central Time, 11:00 am Eastern Time, to discuss the quarter’s results and other corporate matters.  The conference call will be broadcast live over the Internet to provide interested persons the opportunity to listen.  The call will also be archived for approximately 90 days to provide an opportunity to those unable to listen to the live broadcast. Both the live broadcast and replay of the archived version are free of charge to the user.

Persons wishing to listen to the conference call live may do so by logging onto http://www.universalcompression.com (click “Investor Home” in the “Investor Relations” section) or

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=121184&eventID=1064010 at least 15 minutes prior to the start of the call.  The replay of the call will be available at the website www.universalcompression.com.

EBITDA, as adjusted, is defined as net income plus income taxes, interest expense (including debt extinguishment costs and excluding gain on termination of interest rate swaps), operating lease expense, depreciation and amortization, foreign currency gains or losses, excluding non-recurring items (including facility consolidation costs), and extraordinary gains or losses.

Universal Compression, headquartered in Houston, Texas, is a leading natural gas compression services company, providing a full range of contract compression, sales, operations, maintenance and fabrication services to the domestic and international natural gas industry.

Statements about Universal’s outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Universal’s control, which could cause actual results to differ materially from such statements. While Universal believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the demand for Universal’s products and services and worldwide economic and political conditions. These and other risk factors are discussed in Universal’s filings with the Securities and Exchange Commission, copies of which are available to the public. Universal expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events, or otherwise.

UNIVERSAL COMPRESSION HOLDINGS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended
	March 31,	December 31,	March 31,	March 31,
	2005	2004	2004	2005	2004
Revenues:
Domestic contract compression	$76,918	$75,170	$70,968	$296,239	$280,951
International contract compression	28,739	27,810	21,397	102,167	82,589
Fabrication	48,037	50,823	62,655	213,994	183,685
Aftermarket services	39,942	38,873	35,690	150,670	141,561
Total revenue	193,636	192,676	190,710	763,070	688,786

Costs and expenses:
Domestic contract compression - direct costs	29,240	27,071	25,746	109,374	102,408
International contract compression - direct costs	6,967	6,427	4,440	23,719	18,430
Fabrication - direct costs	44,996	48,605	56,148	198,709	167,797
Aftermarket services - direct costs	33,281	30,917	27,588	121,014	110,670
Depreciation and amortization	24,390	23,611	22,246	93,797	85,650
Selling, general and administrative	20,072	19,224	18,165	75,756	67,516
Interest expense	14,396	16,821	17,599	64,188	73,475
Foreign currency (gain) loss	103	(238)	102	389	(529)
Other (income) expense	(897)	(589)	642	(1,125)	(1,883)
Debt extinguishment costs	26,068	—	505	26,543	14,903
Facility consolidation costs	—	—	—	—	1,821
Gain on termination of interest rate swaps	—	—	—	(3,197)	—
Asset impairment costs	3,080	—	—	3,080	—
Total costs and expenses	201,696	171,849	173,181	712,247	640,258

Income (loss) before income taxes	(8,060)	20,827	17,529	50,823	48,528

Income tax expense (benefit)	(3,570)	6,702	5,804	17,213	17,741

Net income (loss)	$(4,490)	$14,125	$11,725	$33,610	$30,787

Weighted average common and common equivalent shares outstanding:
Basic	31,580	31,406	30,998	31,392	30,848

Diluted	31,580	32,082	31,769	32,224	31,283

Earnings per share:
Basic	$(0.14)	$0.45	$0.38	$1.07	$1.00

Diluted	$(0.14)	$0.44	$0.37	$1.04	$0.98

UNIVERSAL COMPRESSION HOLDINGS, INC.

UNAUDITED SUPPLEMENTAL INFORMATION

(In thousands)

	Three Months Ended			Twelve Months Ended
	March 31,	December 31,	March 31,	March 31,
	2005	2004	2004	2005	2004
Revenues:
Domestic contract compression	$76,918	$75,170	$70,968	$296,239	$280,951
International contract compression	28,739	27,810	21,397	102,167	82,589
Fabrication	48,037	50,823	62,655	213,994	183,685
Aftermarket services	39,942	38,873	35,690	150,670	141,561
Total	$193,636	$192,676	$190,710	$763,070	$688,786

Gross Profit:
Domestic contract compression	$47,678	$48,099	$45,222	$186,865	$178,543
International contract compression	21,772	21,383	16,957	78,448	64,159
Fabrication	3,041	2,218	6,507	15,285	15,888
Aftermarket services	6,661	7,956	8,102	29,656	30,891
Total	$79,152	$79,656	$76,788	$310,254	$289,481

Selling, General and Administrative	$20,072	$19,224	$18,165	$75,756	$67,516
% of Revenue	10%	10%	10%	10%	10%

EBITDA, as adjusted (1)	$56,897	$61,021	$57,981	$232,543	$223,848
% of Revenue	29%	32%	30%	30%	32%

Capital Expenditures	$38,284	$45,797	$18,105	$143,665	$86,557
Proceeds from Sale of PP&E	6,003	13,408	8,133	24,070	40,468
Net Capital Expenditures	$32,281	$32,389	$9,972	$119,595	$46,089

Profit Margin:
Domestic contract compression	62%	64%	64%	63%	64%
International contract compression	76%	77%	79%	77%	78%
Fabrication	6%	4%	10%	7%	9%
Aftermarket services	17%	20%	23%	20%	22%
Total	41%	41%	40%	41%	42%

Reconciliation of GAAP to Non-GAAP Financial Information:
Net income (loss)	$(4,490)	$14,125	$11,725	$33,610	$30,787
Income tax expense (benefit)	(3,570)	6,702	5,804	17,213	17,741
Depreciation and amortization	24,390	23,611	22,246	93,797	85,650
Interest expense	14,396	16,821	17,599	64,188	73,475
Foreign currency (gain) loss	103	(238)	102	389	(529)
Facility consolidation costs	—	—	—	—	1,821
Debt extinguishment costs	26,068	—	505	26,543	14,903
Gain on termination of interest rate swap	—	—	—	(3,197)	—
EBITDA, as adjusted (1)	$56,897	$61,021	$57,981	$232,543	$223,848

	March 31,	December 31,	March 31,
	2005	2004	2004

Debt	$858,096	$847,057	$884,442
Shareholders' Equity	$861,672	$856,334	$799,235
Total Debt to Capitalization	49.9%	49.7%	52.5%

(1) Management believes disclosure of EBITDA, as adjusted, a non-GAAP measure, provides useful information to investors because, when viewed with our GAAP results and accompanying reconciliations, it provides a more complete understanding of our performance than GAAP results alone.  Management uses EBITDA, as adjusted, as a supplemental measure to review current period operating performance, a comparability measure, a performance measure for period to period comparisons and a valuation measure.

UNIVERSAL COMPRESSION HOLDINGS, INC.

UNAUDITED SUPPLEMENTAL INFORMATION

(Horsepower in thousands)

	Three Months Ended			Twelve Months Ended
	March 31,	December 31,	March 31,	March 31,
	2005	2004	2004	2005	2004
Total Horsepower Available (at period end):
Domestic contract compression	1,925	1,908	1,904	1,925	1,904
International contract compression	544	518	417	544	417
Total	2,469	2,426	2,321	2,469	2,321

Average Contracted Horsepower:
Domestic contract compression	1,717	1,696	1,630	1,675	1,646
International contract compression	484	442	372	430	360
Total	2,201	2,138	2,002	2,105	2,006

Horsepower Utilization:
Spot (at period end)	90.4%	89.9%	86.1%	90.4%	86.1%
Average	90.0%	89.8%	86.4%	88.8%	85.8%

Fabrication Backlog (in millions)	$69	$83	$88	$69	$88